EXHIBIT 99.1
Press Release

AMERICAN TISSUE INC. AND ITS SUBSIDIARIES SEEK CHAPTER 11 PROTECTION

     Hauppauge, NY, September 10, 2001 - American Tissue Inc. and its domestic subsidiaries, listed below, today filed for protection under Chapter 11 of the U.S. Bankruptcy Code. The company and its subsidiaries made the filings in the U.S. Bankruptcy Court for the District of Delaware in Wilmington, Delaware.

     Mr. Mehdi Gabayzadeh, the company's President and Chief Executive Officer cited the overall slowdown in the U.S. economy and its effect on the pulp and paper industry, including decreased prices for pulp and paper products, the company's overburdened debt structure, lack of liquidity and recently discovered financial inaccuracies as factors contributing to the filings. Mr. Gabayzadeh stated: "Filing for Chapter 11 reorganization is necessary to enable us to immediately address our liquidity and debt restructuring problems."

     In a letter to employees, Mr. Gabayzadeh stated: "We believe that Chapter 11 reorganization will allow us to restructure our debt and secure additional financing so that we can continue to operate our business."

     The following companies were part of the bankruptcy filing:

American Tissue Inc.                                           100 Realty Management LLC
American Tissue Corporation                                    American Cellulose Mill Corp.
American Tissue Mills of Greenwich LLC                         American Tissue Mills of Neenah LLC
American Tissue Mills of New Hampshire, Inc.                   American Tissue Mills of New York, Inc.
American Tissue Mills of Oregon, Inc.                          American Tissue Mills of Tennessee LLC
American Tissue Mills of Wisconsin, Inc.                       Berlin Mills Railway, Inc.
American Tissue - New Hampshire Electric Inc.                  Calexico Tissue Company LLC
Coram Realty LLC                                               Engineers Road LLC
Gilpin Realty Corp.,                                           Grand LLC
Hydro of America LLC                                           Landfill of America LLC
Markwood LLC                                                   Paper of America LLC
Pulp of America LLC                                            Pulp & Paper of America LLC
Railway of America LLC                                         Saratoga Realty LLC
Tagsons Papers, Inc.                                           Unique Financing LLC

     Headquartered in Hauppauge, New York, American Tissue Inc. is a leading integrated manufacturer of tissue products and pulp and paper in North America, with a comprehensive product line that includes jumbo tissue rolls for converting and converted tissue products for end-use.

Company Contact:
Kurt Goldschmidt   631-435-9000 x105